UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 1, 2012

GROEN BROTHERS AVIATION, INC.
(Exact name of registrant as specified in its charter)

Utah	0-18958	87-0489865
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2640 West California Avenue
Salt Lake City, Utah 84104
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 973-0177

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry Into a Material Definitive Agreement

Following months of in depth negotiations with all its creditors, most of whom are significant equity holders as well, GBA has reached an agreement for accomplishing a financial restructuring without having to seek protection through a bankruptcy filing.  Had GBA been forced into a Chapter 11, only the secured creditors would have had any equity or other interest in the Company because the bankruptcy process would have eliminated all shareholders and all non-secured creditors.  Management believes also that Groen Brothers Aviation’s name and reputation world-wide would have been harmed as well.  The restructuring plan that has been negotiated with the Company’s creditors keeps intact all shareholders and treats all creditors converting their debt to equity pari passu to the percent of debt they hold, whether or not secured.

The GBA restructuring will result in the elimination of substantially all of the Company’s debt obligations, which currently exceed $170 million, through the exchange of all of such debt for stock in a new private entity to be formed by GBA, and at this time is expected to be named, “Groen Brothers Aviation Corporation” (GBAC).  In return GBA will transfer substantially all its assets, notably all of its technologies, knowhow, and associated patents, into Groen Brothers Aviation Corporation in exchange for this relief of debt and receipt of some continued ownership of Groen Brothers Aviation Corporation.

The transfer of these assets requires approval through a vote of the Company’s shareholders holding a majority of the voting shares.  The Company has received from holders of a significant majority of voting shares, a contractual commitment to vote in favor of this plan.  Because of continued accrual of interest by all interest-bearing debt and of continued funding, the precise breakdown of the ownership of GBAC will not be established until the date of closing.  However, based upon the accrued value of these obligations as of December 31, 2011, it is anticipated that the ”Secured Debt Obligation Holders” in the aggregate will own approximately 70% of GBAC, the “Other GBA Debt Obligation Holders” in the aggregate will hold approximately 17%, Management combined will hold 9%, and GBA will hold 4% of Groen Brothers Aviation Corporation.  It is anticipated that Groen Brothers Aviation Corporation will also form subsidiaries where GBA developed technologies will be utilized and significant additional funding will be raised in those subsidiaries to complete the commercialization of GBA’s Civil and Military technologies, both manned and unmanned.

The activities that heretofore have been undertaken by GBA and its operating subsidiary Groen Brothers Aviation USA, Inc., will be carried forward by the operations and development of Groen Brothers Aviation Corporation.  So that we may be able to retain the ‘good-will-value’ of the Groen name within the aerospace industry, the Groen Brothers Aviation name will be kept by it doing business as “Groen Brothers Aviation Corporation.”  GBA will continue to be a “holding company,” but whereas it now owns 100% of its technologies and is in debt by more than $170,000,000, its total assets will become a minority interest in Groen Brothers Aviation Corporation and will be, essentially, debt free.

As of Monday, April 30, the Company determined that it had obtained agreements from enough creditors (substantially all) to proceed to the next steps of its intended corporate reporting and development: 1) file a 14C Information Statement with the SEC informing the shareholders of these matters which will result in a transfer of all of the Company’s assets to a new entity, and 2) begin preparation of the additional agreements that will be necessary to effect the planned restructuring.  As such agreements are prepared and executed, the Company will include them in additional filings on Form 8K.

The Company has prepared and issued a Press Release, which is filed as an exhibit to this Form 8K filing.  Additionally, the Company has attached, and incorporates by reference, its Preliminary Filing of the 14C Information Statement.  Management recommends that those documents be read to more fully understand the context and implications of the matters reported in this Item 1.01.

Item  3.03  Material Modifications to Rights of Security Holders

Major Financial Reorganization of the Company

Today, May 1, 2012, Groen Brothers Aviation, Inc. (the “Company”) made the attached Schedule 14C Information Statement filing to the Securities & Exchange Commission, pursuant to Section 14 (c) of the Securities Exchange Act of 1934.  This filing describes the Company’s intention to undertake a major financial reorganization with a related transformation of its activities.

Simultaneous to the filing of the Schedule 14C, the Company issued a Press Release that describes the proposed transaction and the Press Release is also attached.  This Form 8-K, the Schedule 14C and the related Press Release can also be found on the Company website (www.groenbros.com).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report.

Exhibit No.	Description of Exhibit
99.1	Schedule 14C Information Statement
99.2	Company Press Release
99.3	Support and Voting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROEN BROTHERS AVIATION, INC.
Date: May 1, 2012
By: /s/ David Groen
Name: David Groen
Title: Chairman, President & CEO